Exhibit 5.1

John H. Sellers

(650) 843-5070

jsellers@cooley.com

May 21, 2015

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to NeoPhotonics Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an aggregate of 1,116,689 shares of common stock, par value $0.0025 per share of the Company (the “Shares”), including 145,655 shares that may be sold pursuant to an over-allotment option granted to the underwriters. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-201180), declared effective on May 21, 2015 (the “Prior Registration Statement”), including the prospectus which forms a part of such Registration Statement (the “Prospectus”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement, the Prior Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”). We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (other than as to the Company). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware, as amended. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

NeoPhotonics Corporation

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On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ John H. Sellers
John H. Sellers

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM